Contact:

Jeffrey J. Carfora, EVP and CFO
Peapack-Gladstone Financial Corporation
T:  908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS FIRST QUARTER RESULTS OF OPERATIONS

GLADSTONE, N.J.—(BUSINESS WIRE)—April 27, 2010 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Corporation) recorded net income of $2.1 million and diluted earnings per common share of $0.16, for the quarter ended March 31, 2010. These results compared to net income of $1.4 million and diluted earnings per common share of $0.11 for the quarter ended December 31, 2009.  Net income and diluted earnings per share for the quarter ended March 31, 2009 were $2.5 million and $0.26, respectively.
When compared to the quarter ended December 31, 2009, the quarter ended March 31, 2010 included an increase in net interest income and trust fees and other income and a decrease in the provision for loan losses. These positive effects were partially offset, with respect to diluted earnings per share, by an increase in preferred dividends and accretion, due to the January 6, 2010 partial redemption of the preferred shares previously issued under the U.S. Treasury’s Capital Purchase Program (“CPP”).
When compared to the March 2009 quarter, the March 2010 quarter included a greater provision for loan losses, additional expenses partially due to two new locations opened in 2009, and, with respect to diluted earnings per share, an increase in preferred dividends and accretion, due to the January 2010 partial redemption of the CPP. The effects of these were partially offset by increased net interest income and increased trust fees and other noninterest income in the 2010 period.
Frank A. Kissel, Chairman and CEO, stated, “We are pleased to once again   report positive earnings and generate capital in excess of common and preferred dividends, as we have throughout 2009, despite the significant impact the recession has had on financial institutions and their borrowers. This internal capital generation enabled us to redeem 25 percent of the preferred shares issued previously under the CPP.” Mr. Kissel continued, “Building capital internally, remaining well capitalized and redeeming the Treasury’s CPP investment over time continue to be important business objectives of the Corporation.”
The Corporation’s provision for loan losses increased substantially throughout 2009 starting at $2.0 million for the quarter ended March 31, 2009 and reaching its highest quarterly level of $3.0 million for the quarter ended December 31, 2009, as the continued weakness in the overall economy and in the real estate markets negatively impacted our borrowers and their property values, causing an increase in problem loans.  Mr. Kissel noted “the provision for loan losses for the first quarter of 2010  was lower than the level for the fourth quarter of 2009 and it still contributed to an overall increase in the allowance for loan losses from $13.2 million or 1.34 percent of loans at December 31, 2009 to $13.7 million or 1.41 percent of loans at March 31, 2010”.
Mr. Kissel continued “We have not seen the same significant deterioration in our loan portfolio as many other institutions have because of our conservative underwriting at the time of origination and our continued diligence in managing our loan portfolio. Further, we are pleased with the progress we have made over the past several quarters in resolving certain problem assets.”

Net Interest Income and Margin

In the first quarter of 2010, net interest income, on a fully tax-equivalent basis, was $12.7 million, reflecting an increase from $12.4 million for the fourth quarter of 2009, as well as an increase from the $12.1 million for the first quarter of 2009.  On a fully tax-equivalent basis, the net interest margin was 3.67 percent for the March 2010 quarter, 3.44 percent for the December 2009 quarter and 3.70 percent for the March 2009 quarter.
The intentional run-off of higher cost certificates of deposit and the growth of core deposits, coupled with a reduction in cash balances contributed to the increased margin in the first quarter of 2010 when compared to the fourth quarter of 2009.
In comparing the March 2010 quarter to the same quarter last year, the effect of growth in lower yielding, but less risky and shorter duration cash deposits and investment securities coupled with declining loan balances, contributed to the reduced margin.  Mr. Kissel stated, “We have built substantial short and medium-term liquidity into our balance sheet over the last several quarters, so as to be better positioned in the future when we expect loan demand will increase and interest rates will rise.”
Loans
Average loans totaled $978.5 million for the first quarter of 2010 as compared to $1.05 billion for the same 2009 quarter, reflecting a decrease of $69.4 million or 6.6 percent. The average residential mortgage loan portfolio declined $52.5 million or 10.5 percent to $449.4 million from the same quarter of 2009, as the Corporation has opted to sell its longer-term, fixed-rate loan production as an interest rate risk management strategy in the lower rate environment and loan payments have outpaced originations retained in portfolio. The average commercial portfolio declined $18.2 million or 12.9 percent to $122.7 million, as loan demand and quality borrowers on the commercial front have remained scarce.
The average home equity line portfolio rose $7.0 million or 21.7 percent to $39.1 million for the first quarter of 2010 compared to the same quarter in 2009.  The Corporation focused on the origination of these adjustable-rate loans, and loan originations outpaced principal paydowns over the year.
Deposits
Average total deposits (interest-bearing and noninterest-bearing) grew 6.9 percent from $1.24 billion in the first quarter of 2009 to $1.32 billion in the first quarter of 2010.  Average noninterest-bearing checking grew $15.9 million or 8.3 percent to $208.0 million in the first quarter of 2010 from the first quarter of 2009. Average interest-bearing checking balances totaled $238.3 million in the first quarter of 2010, rising $70.2 million or 41.8 percent from the same quarter in 2009.  Checking growth is attributable to the Corporation’s focus on core deposit growth, particularly checking, coupled with growth in the Ultimate Checking product, which provides customers with a low-cost checking product and a higher yield for larger balances.
Average money market accounts also rose, from $381.5 million in the first quarter of 2009 to $494.7 million for the same quarter of 2010, an increase of $113.1 million or 29.7 percent.  The Corporation’s focus on core deposit growth, as well as certain customers tending to “park” funds in money market accounts in lower interest rate environments accounted for this growth.

In comparing balances at March 31, 2010 to balances at December 31, 2009, noninterest-bearing checking, savings and money market accounts have continued to increase, while higher costing certificates of deposit and interest-bearing checking have declined.  The Corporation has opted not to pay above market rates on maturing certificates of deposit, as the Corporation has ample liquidity from core deposit growth and principal paydowns on loans.
Mr. Kissel commented, “Our continued core deposit growth and reduced reliance on certificates of deposit continues to strengthen our customer relationships, reduce our overall cost of funds, contribute to our profitability and enhance the value of our franchise.”
PGB Trust and Investments
PGB Trust and Investments generated $2.4 million in fee income in the first quarter of 2010, compared to $2.3 million in both the December 2009 quarter and the March 2009 quarter. The market value of the assets under administration of the Trust Division increased from $1.60 billion at March 31, 2009 to $1.89 billion at March 31, 2010.
Craig C. Spengeman, President of PGB Trust & Investments commented, “We are pleased with the recovery and performance of our assets under administration throughout 2009 and into 2010 as the financial markets have been enduring the worst financial crisis since the Great Depression.  The recovery and performance reflects the sound financial management of our trust and investment professionals as well as the quality of new business booked as prospective clients continue to seek professional advice during these challenging times.”
Other Income
For the first quarter of 2010, other income totaled $1.1 million compared to the same amount for the December 2009 quarter and compared to $983 thousand for the first quarter of 2009.  Fee income earned on the sale of mortgage loans at origination increased $84 thousand to $177 thousand in the first quarter of 2010 from $93 thousand in the same 2009 period. The increase for 2010 resulted from greater longer-term, fixed-rate mortgage originations, which are sold, as well as a greater targeted sale price for such originations.
Operating Expenses
The Corporation’s total operating expenses were $10.5 million for the March 2010 quarter compared to $10.6 million in the December 2009 quarter and compared to $9.5 million for the March 2009 quarter. The increase for 2010, when compared to the year ago quarter, was principally due to expenses associated with a new Trust office opened in June 2009 and a new branch office opened in September 2009, increased expenses related to problem loans and REO, and an increase in FDIC insurance due to an industry-wide increase in the FDIC assessment rates.
ASSET QUALITY
At March 31, 2010, nonperforming assets increased slightly to $12.9 million or 0.87 percent of total assets as compared to $12.1 million or 0.80 percent of total assets at December 31, 2009. Mr. Kissel noted, “We continue to be proactive in our loan portfolio management in an effort to identify and stay ahead of potential problems.  We are well capitalized and we are ready to lend to well-qualified individuals and businesses.  However, we remain committed to our conservative underwriting standards that have served us well in the past and which we believe will continue to serve us well in the future.”

The allowance for loan losses was $13.7 million or 1.41 percent of total loans at March 31, 2010 as compared to $13.2 million or 1.34 percent of total loans at December 31, 2009.
CAPITAL
At March 31, 2010, the Corporation’s leverage ratio, tier 1 and total risk based capital ratios were 7.80 percent, 12.01 percent and 13.27 percent, respectively.  All ratios are above the levels necessary to be considered well capitalized under applicable regulatory guidelines, despite the $7.2 million reduction in regulatory capital due to the partial redemption of the preferred shares previously issued under the CPP. Additionally, the Corporation’s common equity ratio (common equity to total assets) at March 31, 2010 stands at 6.29 percent.
As previously announced, on April 15, 2010 the Board of Directors declared a regular cash dividend of $0.05 per share payable on May 13, 2010 to shareholders of record on April 29, 2010.
ABOUT THE CORPORATION
Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.48 billion as of March 31, 2010.  Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 24 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties.  Its Trust Division, PGB Trust and Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania.  To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to
•	a continued or unexpected decline in the economy, in particular in our New Jersey market area;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	we may be unable to successfully grow our business;
•	we may be unable to manage our growth;
•	a continued or unexpected decline in real estate values within our market areas;
•	increased or unexpected competition from our competitors;
•	significant regulatory oversight which may adversely affect our business;
•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	repurchase of our preferred shares issued under the Treasury’s Capital Purchase Program which will impact net income available to our common shareholders and our earnings per share;
•	further offerings of our equity securities may result in dilution of our common stock;
•	reduction in our lower-cost funding sources;
•	changes in accounting policies or accounting standards;
•	we may be unable to adapt to technological changes;
•	our internal controls and procedures may not be adequate;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	future earnings volatility caused by economic or other factors; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009

ASSETS
Cash and due from banks	$8,999	$7,864	$9,343	$50,921	$20,525
Federal funds sold	201	201	200	200	201
Interest-earning deposits	33,915	71,907	46,876	513	59,063
Total cash and cash equivalents	43,115	79,972	56,419	51,634	79,789

Securities held to maturity	105,258	89,459	86,703	77,216	48,379
Securities available for sale	278,052	272,484	252,786	227,414	178,676
FHLB and FRB Stock, at cost	5,305	5,315	5,329	5,343	4,202

Residential mortgage	443,085	452,641	466,601	483,330	494,208
Commercial mortgage	281,323	279,595	279,336	275,915	275,675
Commercial loans	133,288	120,554	129,671	133,659	137,304
Construction loans	48,044	64,816	65,760	67,075	69,474
Consumer loans	24,936	25,638	26,571	27,302	27,959
Home equity lines of credit	39,487	38,728	38,450	35,357	32,648
Other loans	902	1,565	1,592	1,079	1,958
Total loans	971,065	983,537	1,007,981	1,023,717	1,039,226
Less: Allowance for loan losses	13,720	13,192	12,947	11,054	9,762
Net loans	957,345	970,345	995,034	1,012,663	1,029,464

Premises and equipment	27,942	27,911	28,011	27,189	26,740
Other real estate owned	40	360	680	700	965
Accrued interest receivable	5,112	4,444	5,359	4,652	4,635
Bank owned life insurance	26,473	26,292	26,087	25,865	25,672
Deferred tax assets, net	23,999	23,522	22,154	23,653	22,927
Other assets	10,670	12,249	9,117	2,550	2,858
TOTAL ASSETS	$1,483,311	$1,512,353	$1,487,679	$1,458,879	$1,424,307

LIABILITIES
Deposits:
Noninterest bearing
demand deposits	$223,184	$216,127	$199,804	$194,888	$195,175
Interest-bearing deposits
Checking	241,887	255,058	212,687	203,378	178,430
Savings	77,064	73,866	73,308	71,464	70,426
Money market accounts	502,548	458,303	470,123	418,208	400,692
CD’s $100,000 and over	109,347	147,138	159,942	187,516	192,708
CD’s less than $100,000	173,219	199,177	209,994	220,779	225,608
Total deposits	1,327,249	1,349,669	1,325,858	1,296,233	1,263,039
Borrowings	36,140	36,499	36,815	37,128	39,439
Other liabilities	5,998	6,676	5,862	9,844	7,654
TOTAL LIABILITIES	1,369,387	1,392,844	1,368,535	1,343,205	1,310,132
Shareholders’ Equity	113,924	119,509	119,144	115,674	114,175
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,483,311	$1,512,353	$1,487,679	$1,458,879	$1,424,307

Trust division assets under
management (market value,
not included above)	$1,894,971	$1,856,229	$1,803,862	$1,702,782	$1,602,752

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in thousands)
(Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009

Asset Quality:
Loans past due over 90 days
and still accruing	$638	$496	$1,118	$104	$-
Nonaccrual loans	12,200	11,256	13,082	12,998	11,139
Other real estate owned	40	360	680	700	965
Total nonperforming assets	$12,878	$12,112	$14,880	$13,802	$12,104

Nonperforming loans to
total loans	1.32%	1.19%	1.41%	1.28%	1.07%
Nonperforming assets to
total assets	0.87%	0.80%	1.00%	0.95%	0.85%

Troubled debt restructured loans	$11,817	$11,123	$18,671	$7,766	$-

Loans past due 30 through 89
days and still accruing	$10,056	$6,015	$7,362	$5,524	$8,458

Allowance for loan losses:
Beginning of period	$13,192	$12,947	$11,054	$9,762	$9,688
Provision for loan losses	2,400	2,950	2,750	2,000	2,000
Charge-offs, net	(1,872)	(2,705)	(857)	(708)	(1,926)
End of period	$13,720	$13,192	$12,947	$11,054	$9,762

ALLL to nonperforming loans	106.87%	112.25%	91.18%	84.37%	87.64%
ALLL to total loans	1.41%	1.34%	1.28%	1.08%	0.94%

Capital Adequacy:
Tier I leverage
(5% minimum to be
considered well
capitalized)	7.80%	7.93%	8.17%	8.25%	8.21%
Tier I capital to risk-
weighted assets
(6% minimum to be
considered well
capitalized)	12.01%	12.45%	12.23%	12.30%	11.73%
Tier I & II capital to
risk-weighted assets
(10% minimum to be
considered well
capitalized)	13.27%	13.71%	13.48%	13.44%	12.73%

Common equity to
Total assets	6.29%	6.09%	6.17%	6.06%	6.11%

Book value per
Common share	$10.70	$10.57	$10.54	$10.15	$9.99

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
Income Statement Data:
Interest income	$15,791	$16,123	$16,379	$16,709	$16,795
Interest expense	3,243	4,000	4,129	4,543	4,987
Net interest income	12,548	12,123	12,250	12,166	11,808
Provision for loan losses	2,400	2,950	2,750	2,000	2,000
Net interest income after
provision for loan losses	10,148	9,173	9,500	10,166	9,808
Trust fees	2,364	2,346	2,200	2,550	2,332
Other income	1,108	1,067	1,137	1,114	983
Securities gains, net	-	(42)	(2)	108	5
Salaries and employee benefits	5,709	5,291	5,622	5,430	5,534
Premises and equipment	2,372	2,358	2,185	2,171	2,089
FDIC insurance expense	586	834	724	1,378	373
Other expenses	1,863	2,124	2,409	2,216	1,528
Income before income taxes	3,090	1,937	1,895	2,743	3,604
Income tax expense	965	536	583	813	1,122
Net income	2,125	1,401	1,312	1,930	2,482
Dividends and accretion
on preferred stock	710	430	430	428	205
Net income available to
Common shareholders	$1,415	$971	$882	$1,502	$2,277

Per Common Share Data:
Earnings per share (basic)	$0.16	$0.11	$0.10	$0.17	$0.26
Earnings per share (diluted)	0.16	0.11	0.10	0.17	0.26

Performance Ratios:
Return on Average Assets	0.58%	0.37%	0.36%	0.54%	0.71%
Return on Average Common
Equity	6.10%	4.18%	3.89%	6.75%	10.45%

Net Interest Margin
(Taxable Equivalent Basis)	3.67%	3.44%	3.61%	3.71%	3.70%

Note: Per share amounts have been restated for a 5% stock dividend declared on June 18, 2009, and payable on August 3, 2009 to shareholders of record on July 9, 2009.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The
	Three Months Ended
	March 31,
	2010	2009
Income Statement Data:
Interest income	$15,791	$16,795
Interest expense	3,243	4,987
Net interest income	12,548	11,808
Provision for loan losses	2,400	2,000
Net interest income after
provision for loan losses	10,148	9,808
Trust fees	2,364	2,332
Other income	1,108	983
Securities gains, net	-	5
Salaries and employee benefits	5,709	5,534
Premises and equipment	2,372	2,089
FDIC insurance expense	586	373
Other expenses	1,863	1,528
Income before income taxes	3,090	3,604
Income tax expense	965	1,122
Net income	2,125	2,482
Dividends and accretion
on preferred stock	710	205
Net income available to
Common shareholders	$1,415	$2,277

Per Common Share Data:
Earnings per share (basic)	$0.16	$0.26
Earnings per share (diluted)	0.16	0.26

Performance Ratios:
Return on Average Assets	0.58%	0.71%
Return on Average Common
Equity	6.10%	10.45%

Net Interest Margin
(Taxable Equivalent Basis)	3.67%	3.70%

Note: Per share amounts have been restated for a 5% stock dividend declared on June 18, 2009, and payable on August 3, 2009 to shareholders of record on July 9, 2009.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2010			March 31, 2009
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$325,379	$2,511	3.09%	$179,304	$2,139	4.77%
Tax-Exempt (1) (2)	37,800	450	4.76	49,976	653	5.24
Loans (2) (3)	978,470	12,994	5.31	1,047,911	14,258	5.44
Federal Funds Sold	201	-	0.20	200	-	0.20
Interest-Earning Deposits	44,591	24	0.21	28,054	9	0.13
Total Interest-Earning
Assets	1,386,441	$15,979	4.61%	1,305,445	$17,059	5.23%
Noninterest-Earning Assets:
Cash and Due from Banks	8,334			19,697
Allowance for Loan
Losses	(13,773)			(9,612)
Premises and Equipment	27,992			26,854
Other Assets	68,845			54,654
Total Noninterest-Earning
Assets	91,398			91,593
Total Assets	$1,477,839			$1,397,038

LIABILITIES:
Interest-Bearing Deposits
Checking	$238,285	$407	0.68%	$168,041	$297	0.71%
Money Markets	494,670	1,118	0.90	381,532	1,171	1.23
Savings	75,186	77	0.41	68,087	78	0.46
Certificates of Deposit	305,654	1,317	1.72	427,011	3,090	2.89
Total Interest-Bearing
Deposits	1,113,795	2,919	1.05	1,044,671	4,636	1.78
Borrowings	36,290	324	3.57	41,646	351	3.37
Total Interest-Bearing
Liabilities	1,150,085	3,243	1.13	1,086,317	4,987	1.84
Noninterest Bearing
Liabilities
Demand Deposits	208,044			192,166
Accrued Expenses and
Other Liabilities	6,087			6,729
Total Noninterest-Bearing
Liabilities	214,131			198,895
Shareholders’ Equity	113,623			111,826
Total Liabilities and
Shareholders’ Equity	$1,477,839			$1,397,038
Net Interest Income		$12,736			$12,072
Net Interest Spread			3.48%			3.39%
Net Interest Margin (4)			3.67%			3.70%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2010			December 31, 2009
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$325,379	$2,511	3.09%	$304,301	$2,506	3.29%
Tax-Exempt (1) (2)	37,800	450	4.76	47,749	578	4.83
Loans (2) (3)	978,470	12,994	5.31	996,601	13,232	5.31
Federal Funds Sold	201	-	0.20	201	-	0.20
Interest-Earning Deposits	44,591	24	0.21	90,663	47	0.21
Total Interest-Earning
Assets	1,386,441	$15,979	4.61%	1,439,515	$16,363	4.55%
Noninterest-Earning Assets:
Cash and Due from Banks	8,334			9,493
Allowance for Loan
Losses	(13,773)			(12,872)
Premises and Equipment	27,992			27,981
Other Assets	68,845			61,689
Total Noninterest-Earning
Assets	91,398			86,291
Total Assets	$1,477,839			$1,525,806

LIABILITIES:
Interest-Bearing Deposits
Checking	$238,285	$407	0.68%	$226,851	$426	0.75%
Money Markets	494,670	1,118	0.90	469,635	1,103	0.94
Savings	75,186	77	0.41	72,326	76	0.42
Certificates of Deposit	305,654	1,317	1.72	381,984	2,062	2.16
Total Interest-Bearing
Deposits	1,113,795	2,919	1.05	1,150,796	3,667	1.27
Borrowings	36,290	324	3.57	36,605	333	3.64
Total Interest-Bearing
Liabilities	1,150,085	3,243	1.13	1,187,401	4,000	1.35
Noninterest Bearing
Liabilities
Demand Deposits	208,044			209,458
Accrued Expenses and
Other Liabilities	6,087			8,676
Total Noninterest-Bearing
Liabilities	214,131			218,134
Shareholders’ Equity	113,623			120,271
Total Liabilities and
Shareholders’ Equity	$1,477,839			$1,525,806
Net Interest Income		$12,736			$12,363
Net Interest Spread			3.48%			3.20%
Net Interest Margin (4)			3.67%			3.44%

(1)	Average balances for available-for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.